Exhibit 5.2

July 17, 2013

American Equity Investment Life Holding Company

6000 Westown Parkway

West Des Moines, Iowa 50266

Re:                             American Equity Investment Life Holding Company

Registration Statement on Form S-3 (File No. 333-184162)

Ladies and Gentlemen:

I am the Vice President, Associate General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and have acted as counsel to the Company in connection with the public offering of $400,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2021 (the “Securities”) to be issued under the Amended and Restated Indenture, dated as of April 22, 2004 (the “Base Indenture”), between the Company and U.S. Bank National Association, as amended by a Supplemental Indenture dated as of July 17, 2013 (the “First Supplemental Indenture”) among the Company, U.S. Bank, National Association and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as further amended by a Supplemental Indenture dated as of July 17, 2013 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee. On July 12, 2013, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I have examined and reline on originals or copies of the following:

(i)            the registration statement on Form S-3 (File No. 333-184162) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on September 28, 2012 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)           an executed copy of the Underwriting Agreement;

(iii)          the global certificate evidencing the Securities (the “Note Certificate”) in the form delivered by the Company to the Trustee for authentication and delivery;

(iv)          an executed copy of the Base Indenture;

(v)           an executed copy of the First Supplemental Indenture;

(vi)          an executed copy of the Second Supplemental Indenture;

(vii)         the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Iowa;

(viii)        the Third Amended and Restated Bylaws of the Company, as certified by Debra J. Richardson, Executive Vice President and Secretary of the Company;

(ix)          a certificate, dated June 5, 2013, from the Secretary of State of the State of Iowa, as to the Company’s existence and good standing in the State of Iowa (the “Company Certificate”), and a bringdown verification thereof, dated July 17, 2013; and

(x)           resolutions of the Board of Directors of the Company, adopted on June 7, 2012 and June 6, 2013, and the resolutions of the Executive Committee of the Board of Directors of the Company, adopted July 11, 2013.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making my examination of executed documents, except to the extent expressly stated in the opinions contained herein, I have assumed that each of the Transaction Agreements (as defined below) constitutes the valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms.  As to any facts relevant to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

The Underwriting Agreement, the Note Certificate and the Indenture are referred to herein collectively as the “Transaction Agreements.”

I am admitted to the practice of law in the State of Iowa, and I do not express any opinion as to any laws other than Applicable Laws.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.  The opinion set forth in paragraph 1 below with respect to the valid existence and good standing of the Company is based solely upon the Company Certificate.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.             The Company has been duly incorporated and validly exists in good standing under the laws of the State of Iowa.

2.             When duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificate will be duly authorized and delivered by the Company in accordance with the law of the State of Iowa.

The opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Kevin W. Techau

Kevin W. Techau
Assistant General Counsel